Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Clayton Williams Energy, Inc. and subsidiaries:

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 33-68320, 33-68318, 33-68316, 33-69688, and 33-92834) and on Form S-3 (No. 333-116825) of Clayton Williams Energy, Inc. and subsidiaries of our report dated March 15, 2006 with respect to the consolidated balance sheets of Clayton Williams Energy, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005,  and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 annual report on Form 10-K of Clayton Williams Energy, Inc. and subsidiaries.  Our report dated March 15, 2006, refers to a change in the Company’s method of accounting for abandonment obligations in accordance with Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations”, effective January 1, 2003.

/s/ KPMG LLP

Dallas, Texas
March 16, 2006